UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 09/14/2009

LeMaitre Vascular, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33092

Delaware	04-2825458
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

63 Second Avenue

Burlington, MA 01803

(Address of principal executive offices, including zip code)

781-221-2266

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 14, 2009, LeMaitre Vascular, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Brown Brothers Harriman & Co. (the “Bank”) amending the Fourth Amended and Restated Revolving Loan and Security Agreement dated August 23, 2007 (the “Loan Agreement”), between the Company and the Bank, effective as of August 23, 2009.

Pursuant to the Loan Agreement, the Company is entitled to make borrowings not to exceed $10 million in the aggregate, including letters of credit not to exceed $3 million in the aggregate. Loans made under the Loan Agreement bear interest at LIBOR plus 200 basis points or the Bank’s base rate, at the Company’s discretion. Borrowings under the Loan Agreement are secured by substantially all of the Company’s assets. The Loan Agreement requires the Company to meet certain financial and operating covenants. As of June 30, 2009, the Company was in compliance with these covenants.

In August 2008, the Company and the Bank agreed to extend the term of the Loan Agreement to August 23, 2009. In June 2009, the Bank informed the Company that Loan Agreement would thereafter not be renewed under its existing terms. The Letter Agreement extends the term of the Loan Agreement to August 23, 2011 and requires the Company to pay to the Bank an annual commitment fee equal to 0.30% of the commitment amount, which is currently $10,000,000. The first commitment fee was due upon execution of the Letter Agreement and the Company intends to pay this amount immediately. The Letter Agreement also modified a financial covenant related to the leverage test calculation.

The Company currently has no borrowings outstanding under the Loan Agreement.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is furnished as part of this report, where indicated:

(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement with Brown Brothers Harriman & Co. dated September 14, 2009 and effective as of August 23, 2009

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: September 18, 2009	By:	/s/ Aaron M. Grossman
Aaron M. Grossman Secretary